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                                 WT MUTUAL FUND

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                             (WILMINGTON PORTFOLIOS)

I.       INTRODUCTION

This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of WT Mutual Fund (the "Fund"), including a majority of the Trustees who are not interested persons of the Fund (the "non-interested Trustees"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to each series of the Fund listed on Schedule A attached hereto (each a "Wilmington Portfolio" and together the "Wilmington Portfolios").

This Plan designates two classes of shares for each Wilmington Portfolio (except for the Wilmington Premier Money Market Portfolio which only offers Institutional Class shares) and, in accordance with Rule 18f-3 under the Act, sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Fund's Board of Trustees, including a majority of the non-interested Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, each Wilmington Portfolio and each class of shares offered by a Wilmington Portfolio.

II.      ELEMENTS OF THE PLAN

CLASS DESIGNATION: The Wilmington Portfolios shall be divided into the following classes:

- Each of the Wilmington Short/Intermediate Bond, Wilmington Intermediate Bond, Wilmington Municipal Bond, Wilmington Large Cap Growth, Wilmington Large Cap Core, Wilmington Small Cap Core, Wilmington International Multi-Manager, Wilmington Large Cap Value, Wilmington Mid Cap Value and Wilmington Small Cap Value Portfolios issues Institutional and Investor Class shares

- The Wilmington Premier Money Market Portfolio will issue one class of shares, the Institutional Class shares

- Each of the Wilmington Prime Money Market, Wilmington U.S. Government and Wilmington Tax-Exempt Portfolios will issue Investor and Service Class shares.

- The Wilmington Balanced Portfolio will issue Institutional and Service Class shares.


DIFFERENCES IN AVAILABILITY: Investor Class shares shall be available to all investors and will be


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sold by PFPC Distributors, Inc. (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a selling agreement with the Distributor. Institutional and Service Class shares will be available only to existing Institutional and Service Class shareholders, respectively, and to certain other eligible investors as disclosed in the Wilmington Portfolios' prospectuses.

DIFFERENCES IN DISTRIBUTION ARRANGEMENTS:

Investor Class shares shall be subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act. The distribution plan for Investor Class shares allows each Wilmington Portfolio to spend annually up to 0.25% of its average daily net assets attributable to its Investor Class shares (up to 0.20% for The Wilmington Prime Money Market Portfolio, The Wilmington U.S. Government Portfolio, and The Wilmington Tax-Exempt Portfolio) to pay the Distributor for distribution activities and expenses primarily intended to result in the sale of Investor Class shares.

Institutional Class shares and Service Class shares shall not be subject to a distribution plan under Rule 12b-1 under the Act.

Service Class shares shall be subject to a shareholder service plan that allows for the payment of a shareholder service fee of 0.25% of the average net assets of the Service Class of a portfolio to certain organizations for the provision of certain services provided pursuant to a shareholder service agreement with the Fund.

DIFFERENCES IN SHAREHOLDER SERVICES:

Other than any shareholder services that may be provided under the distribution plan for the Investor Class shares or under the shareholder service plan for the Service Class shares of each Wilmington Portfolio, the services offered to shareholders of the Institutional Class, the Investor Class and the Service Class shall be the same.

EXPENSE ALLOCATION. All expenses of each Wilmington Portfolio shall be allocated between its Institutional Class shares, its Investor Class and/or Service Class shares in accordance with Rule 18f-3 under the Act, except that the fees and expenses incurred by a Wilmington Portfolio under the distribution plan for its Investor Class shares or under the shareholder service plan for its Service Class shares, shall be allocated to the Investor Class shares or Service Class shares of such portfolios and the following types of expenses specific to each class shall be allocated to such class's transfer agency and other recordkeeping costs;

         - Securities and Exchange Commission and blue sky registration or qualification fees;

         - printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

         - audit or accounting fees or expenses relating solely to such class;

         - the expenses of administrative personnel and services as required to support the


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                  shareholders of such class;

         - litigation or other legal expenses relating solely to such class;

         - Trustees' fees and expenses incurred as a result of issues relating solely to such class; and

         - other expenses subsequently identified and determined to be properly allocated to such class.

CONVERSION FEATURES. None of the Institutional Class shares, Investor Class shares and Service Class shares shall automatically convert to shares of the another class.

EXCHANGE PRIVILEGES. Institutional Class shares of each Wilmington Portfolio shall be exchangeable only for Institutional Class shares of each other Wilmington Portfolio and the Wilmington Premier Money Market Portfolio of the Fund. Investor Class shares of each Wilmington Portfolio shall be exchangeable only for Investor Class shares of other Wilmington Portfolios. Service Class shares of each Wilmington Portfolio shall be exchangeable only for Service Class shares of other Wilmington Portfolio. Each exchange shall be made based upon the relative net asset values of the classes as set forth in the prospectuses of the Wilmington Portfolios.

VOTING AND OTHER RIGHTS. The Institutional Class shares, the Investor Class shares and the Service Class shares shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements;
(b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other class.

Dated:  May 9, 2001


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                                   SCHEDULE A

                    Wilmington Balanced Portfolio
                    Wilmington International Multi-Manager Portfolio Wilmington Large Cap Core Portfolio
                    Wilmington Large Cap Growth Portfolio
                    Wilmington Large Cap Value Portfolio
                    Wilmington Mid Cap Value Portfolio
                    Wilmington Small Cap Core Portfolio
                    Wilmington Small Cap Value Portfolio
                    Wilmington Premier Money Market Portfolio
                    Wilmington Prime Money Market Portfolio
                    Wilmington Tax-Exempt Portfolio
                    Wilmington U.S. Government Portfolio
                    Wilmington Intermediate Bond Portfolio
                    Wilmington Municipal Bond Portfolio
                    Wilmington Short/Intermediate Bond Portfolio